UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 31, 2015 (August 28, 2015)

ANCESTRY.COM LLC

(Exact name of registrant as specified in its charter)

Delaware	333-189129-16	37-1708583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

360 West 4800 North, Provo, UT		84604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 28, 2015, Ancestry.com Inc. (the “Borrower”), a subsidiary of Ancestry.com LLC (the “Company”), repaid all amounts outstanding under its existing senior secured credit facilities (the “Existing Credit Facilities”) and terminated the Existing Credit Facilities and the obligations thereunder under the Credit and Guaranty Agreement dated as of December 28, 2012, among the Company, as a guarantor, Ancestry US Holdings Inc., as a guarantor (“US Holdings”), the Subsidiary Guarantors parties thereto, the several lenders parties thereto and Barclays Bank PLC, as administrative agent.

On August 28, 2015, the Company entered into a new Credit and Guaranty Agreement with the Borrower, US Holdings, the Subsidiary Guarantors parties thereto (the “Subsidiary Guarantors”), the several lenders parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent. The new credit facilities thereunder (the “New Credit Facilities”) consist of (x) a $735.0 million term loan facility that matures on August 29, 2022 and (y) an $80.0 million revolving credit facility that matures on August 28, 2020 (however, if the Borrower’s 11.00% Senior Notes due 2020 (the “Senior Notes”), issued pursuant to the Senior Notes Indenture dated as of December 28, 2012, are outstanding 91 days prior to the maturity date of the Senior Notes (the “Springing Maturity Date”), each of the New Credit Facilities will mature on the Springing Maturity Date). The Company, US Holdings and certain subsidiaries of the Company, US Holdings and the Borrower guarantee the New Credit Facilities (collectively, the “Guarantors”). All obligations under the New Credit Facilities and the related guarantees are secured by a perfected first priority lien in substantially all of the Borrower’s and the Guarantors’ tangible and intangible assets.

The New Credit Facilities also provide for a swingline subfacility of $25.0 million, a letter of credit subfacility of $50.0 million and an uncommitted incremental facility in an amount not to exceed the sum of (i) an unlimited amount if, after giving effect to incurrence, the total net secured leverage ratio is less than or equal to 3.00 to 1.00, (ii) all prior voluntary prepayments, and (iii) $100.0 million, subject to certain conditions. The term loan borrowings currently bear interest at LIBOR plus 4.00%, and the revolver is currently undrawn. There is a commitment fee, in respect of the unutilized commitments under the revolving facility, which is currently 0.50% per annum. There are also customary letter of credit fees. The New Credit Facilities also include customary repayment and prepayment provisions.

The New Credit Facilities contain customary affirmative and negative covenants and events of default, and the new revolving credit facility contains a financial covenant prohibiting the total net first lien leverage ratio from being greater than 4.00x (the “Financial Covenant”), which will be tested quarterly when the principal amount of all revolving loans, swingline loans and L/C obligations (in excess of $10.0 million) exceeds 30% of total commitments under the new revolving credit facility. Without the written consent of the required lenders, the Borrower is not permitted to incur loans under the new revolving credit facility unless it is in compliance with the Financial Covenant as of the last day of the most recently completed test period.

Item 1.02.	Termination of a Material Definitive Agreement

The information in Item 1.01 of this current report is incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this current report is incorporated by reference in this Item 2.03.

Item 8.01.	Other Events

On August 28, 2015, the Company issued a press release announcing its entry into the New Credit Facilities and the refinancing of its Existing Credit Facilities. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Credit and Guaranty Agreement dated as of August 28, 2015, among Ancestry.com LLC, Ancestry US Holdings Inc., Ancestry.com Inc., the Subsidiary Guarantors parties thereto, the several lenders parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

99.1	Press release dated August 28, 2015 by the Company reporting the completion of a refinancing of its credit facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM LLC

By:	/s/ William C. Stern
William C. Stern Chief Legal Officer

Date: August 28, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit and Guaranty Agreement dated as of August 28, 2015, among Ancestry.com LLC, Ancestry US Holdings Inc., Ancestry.com Inc., the Subsidiary Guarantors parties thereto, the several lenders parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

99.1	Press release dated August 28, 2015 by the Company reporting the completion of a refinancing of its credit facilities.